SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

WORKFLOW MANAGEMENT, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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II-1

As previously announced, Workflow Management, Inc. (the “Company”) has entered into an Agreement and Plan of Merger with WF Holdings, Inc. (“WF Holdings”), an entity formed and controlled by Perseus, L.L.C. (“Perseus”) and The Renaissance Group, LLC (“Renaissance”), pursuant to which WF Holdings would acquire the Company for $4.87 per share in cash (the “Transaction”). The Company will hold a special stockholder meeting on March 30, 2004 in West Palm Beach, Florida to vote on the Transaction.

Lender Status

The Company and its lenders are currently discussing work-out and Chapter 11 bankruptcy planning in the event that the Company’s stockholders fail to approve the Transaction. In connection with these discussions, the Company is preparing for the engagement of work-out specialists and is cooperating with its lenders.

Class Action Lawsuit

On March 19, 2004, a class action lawsuit was filed in Palm Beach County, Florida Circuit Court by Howard J. Zuckerman against the Company, each of the Company’s directors, Perseus, Renaissance, WF Holdings and WFM Acquisition Sub, Inc., a wholly owned subsidiary of WF Holdings. Among other requested relief, the lawsuit asks the Palm Beach County Circuit Court to enjoin the consummation of the Transaction. The Company denies the substantive allegations in the lawsuit and is defending the lawsuit vigorously.

Stockholder Financing Proposal

As publicly disclosed through a Schedule 13D filed with the Securities and Exchange Commission on March 24, 2004, Pacific Coast Investment Partners LLC, the beneficial owner of 455,000 shares of the Company’s common stock, has submitted a non-binding financing and recapitalization proposal to the Company’s Board of Directors as an alternative to the Transaction with Perseus and Renaissance. The proposal is subject to numerous conditions, including preliminary due diligence by lenders, payment of fees and the termination of the merger agreement with WF Holdings. The Board and its financial advisors are in the process of reviewing the proposal, consistent with the Company’s and the Board’s legal and contractual obligations.